EXHIBIT 99.1

U.S. MEDSYS CORP ANNOUNCES TWO NEW BOARD MEMBERS

Hasbrouck Heights, NJ (PRIMEZONE MEDIA) December 7, 2005 U.S. MedSys Corp. (OTCBB: UMSY) announced today that, Rosalie J. Piazza and Michael Nicusanti were selected to fulfill positions on the Board of Directors of the Corporation.

Ms. Piazza received her Master’s Degree in Public Administration from Seton Hall University with a concentration in Hospital Management and also has a BS Degree in Biology from Rutgers University and Degree in Respiratory Therapy from College of Medicine and Dentistry of New Jersey. Ms. Piazza’s background includes over 20 years of medical experience centered on operations related to hospitals, medical account receivables, third party reimbursements and provider client relationships.

Mr. Nicusanti, received his B.S. Degree in Business Management from William Paterson College in 1987 and his current responsibilities as General Manager at Anixter International, Glenview, Ill., include overall operational and fiscal management of New York area Business Unit, one of the larger business unit globally for Anixter.

Anthony Rubino, CEO of U.S. MedSys, said “We are very fortunate to be able to attract people of Ms. Piazza and Mr. Nicusanti caliber to our Board. Their past and current business experience will be well served in working with our management team. U.S. MedSys business model is beginning to produce results. Having Ms. Piazza and Mr. Nicusanti on our Board will prove to be a tremendous asset to the company as we continue to execute and refine our ongoing business objectives.”

About U.S. Medsys Corp

U.S. MedSys Corp is a medical network developer, marketing and distribution organization which provides support services and medical technology to the healthcare industry. U.S. MedSys Corp. is focusing on its core competencies in healthcare delivery, network development and marketing. The Company’s purpose is to create a total platform that can be presented to healthcare providers as a means for Healthcare Administrators to cut costs without sacrificing quality of care to its membership. The UMSY business network consists of Global Medical Direct, a provider of sales, marketing and distribution of self-management products and services to patients with diabetes, PMC/Footcare, LLC, PMC Occular, LLC and New England Orthotic and Diabetic Shoe Company (NEODS), which has been established to manufacture and market semi-custom orthotics, diabetic shoes and insoles. The company also continues to market its proprietary wound care program to the nursing home market.

Safe Harbor Forward-Looking Statements;

This press release may contain “forward-looking statements” within the meaning of section 27A of the 1933 Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially, as the result of such factors as competition in the markets for the company’s products and services and the ability of the company to execute its plans. By making forward-looking statements, the company can give no assurances that the transactions described in this release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release.

Contact Information:

U.S. MedSys Corp.

Anthony R. Rubino